UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/30/2004

Wells Real Estate Fund I
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-14463

GA	581565512
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

As a matter of background, on or about March 12, 2004, a putative class action complaint (the "Original Complaint") was filed by four individuals (the "plaintiffs") against Wells Real Estate Fund I (the "Registrant"), and the Registrant's general partners, Leo F. Wells, III and Wells Capital, Inc., as well as Wells Investment Securities, Inc. ("WIS"), and Wells Management Company, Inc. ("Wells Management") (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04-A-2791 2). The plaintiffs filed the Original Complaint purportedly on behalf of all limited partners holding B units of the Registrant as of January 15, 2003. The Original Complaint alleged, among other things, that (a) the general partners, WIS, and the Registrant negligently and fraudulently made false statements and material omissions in connection with the initial sale (September 6, 1984 - September 5, 1986) of the B units to investors of the Registrant by making false statements and omissions in sales literature relating to the distribution of net sale proceeds to holders of B units, among other things; (b) the general partners and the Registrant negligently and fraudulently misrepresented and concealed disclosure of, among other things, alleged discrepancies between such statements and provisions in the partnership agreement for a period of time in order to delay such investors from taking any legal, equitable or other action to protect their investments in the Registrant, among other reasons; (c) Mr. Wells and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners; and (d) the general partners and the Registrant breached fiduciary duties to the limited partners. On June 3, 2004, the Court granted the plaintiffs' motion to permit voluntary dismissal, and the Original Complaint was dismissed without prejudice.

On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (the "Complaint") against Mr. Wells, Wells Capital, Inc., Wells Management, and the Registrant (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). The Registrant was served with the Complaint on or about November 30, 2004. The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of the Registrant as of January 9, 2002. The Complaint alleges, among other things, that the general partners breached their fiduciary duties to the limited partners by, among other things, (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in other litigation naming the Registrant as a defendant, in which other litigation the court subsequently granted summary judgment in favor of the Registrant. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to a waiver of deferred management fees.

The plaintiffs seek, among other remedies, the following: judgment against the general partners of the Registrant, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management's deferred management fees; and an award to plaintiffs of their attorneys' fees, costs and expenses. The Complaint states that the Registrant is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of the Registrant. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, an adverse outcome could adversely affect the ability of the general partners to fulfill their duties as general partners of the Registrant.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Fund I

Date: December 01, 2004.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President of Corporate General Partner, Wells Capital, Inc.